Exhibit 5.1

Goodwin LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com + 1 617 570 1000

May 5, 2026

Aura Biosciences, Inc.

80 Guest Street

Boston, MA 02135

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-278253), as amended, initially filed on March 27, 2024 and declared effective on April 5, 2024 with the Securities and Exchange Commission (the “Commission”) and a Registration Statement on Form S-3MEF (File No. 333-295515) filed on May 4, 2026 and declared effective on May 4, 2026 with the Commission (collectively, the “Registration Statements”), each pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Aura Biosciences, Inc., a Delaware corporation (the “Company”), of any combination of securities of the types specified therein. Reference is made to our opinion letters dated March 27, 2024 and May 4, 2026 and included as Exhibit 5.1 to the Registration Statements.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 4, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 46,099,650 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase 3,800,000 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) shares issuable upon the exercise of the Pre-Funded Warrants (such shares, the “Pre-Funded Warrant Shares” and, together with the Shares and Pre-Funded Warrants, the “Securities”), covered by the Registration Statement. The Shares and Pre-Funded Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law. Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Aura Biosciences, Inc.

May 5, 2026

2.

The Pre-Funded Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	Assuming the Pre-Funded Warrant Shares were issued today in accordance with the terms of the Pre-Funded Warrants, they would be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP